Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is entered into between Amy Feldman (“you”) and Lifeway Foods, Inc. and its subsidiaries (collectively, “Lifeway” or the “Company”) on this 16 day of June, 2025.

1. Separation. Your employment with Lifeway terminated effective February 28, 2025 (the “Separation Date”) and you and Lifeway agree that the termination of your employment shall be classified as a termination by Company without Cause. Lifeway agrees that no documentation to the contrary, other than this Agreement, shall be maintained in your personnel file or in Lifeway’s electronic human resource management system (as of the Effective Date, ADP’s WorkForceNow). You further agree that the separation benefits paid to you under this Agreement, including without limitation the Separation Payment, fully accounts for and satisfies any obligation on Lifeway’s part to pay you unused paid time off and any other payment or thing of value, including bonuses, incentive payments, benefits, compensation, or other payments from Lifeway, except as expressly set forth in this Agreement.

2. Separation Benefits.

A.Wages in Lieu of Notice. In consideration of the waiver and release of claims and other covenants and agreements set forth herein, in lieu of prior notice of your Separation Date, and in lieu of and in full satisfaction of any amounts and/or benefits set forth in Section 4(E) under the Executive Employment Agreement between You and the Company dated October 31, 2018 (“Employment Agreement”), Lifeway will pay you a single lump sum of Five Hundred Fifty-Five Thousand Three Hundred Thirteen Dollars and Thirteen Cents ($555,313.13) (the “Separation Payment”), less applicable statutory deductions and authorized withholdings. The Separation Payment will be made within fourteen (14) days following the Effective Date, as defined in Paragraph 11 of this Agreement.

B.You agree that you shall only be entitled to receive the Separation Payment if:

(1)	You have returned all Lifeway vehicles, property, data, and information belonging to Lifeway, including all code and computer programs, and information of whatever nature, as well as any other materials, keys, passcodes, access cards, credit cards, computers, documents or information, including but not limited to confidential information in your possession or control. You represent, warrant and agree that you will retain no copies thereof, including electronic copies, and did not and will not disclose such information to any third party, and did not and will not use or disclose to others any confidential or proprietary information of Lifeway or the Released Parties, except as authorized by Lifeway or applicable law;

(2)	You executed this Agreement and delivered a signed counterpart of this Agreement to Lifeway;

(3)	You did not rescind this Agreement; and

(4)	You have not filed any released claims against the Released Parties as defined in Paragraph 3 of this Agreement or otherwise breached any of your other representations, warranties, covenants, duties, or obligations contained in this Agreement.

C.Equity. Consistent with the provisions of Section 4.D.iii of the Employment Agreement, you will be entitled to receive any vested but unsettled Outstanding Awards (as that phrase is defined in the Employment Agreement), if applicable; provided that in no event shall you be entitled to any Outstanding Award that is not vested, which will terminate on your Separation Date, except as otherwise provided in this section. Consistent with your Employment Agreement, the Company shall vest your outstanding RSUs, which are 7,875 units, for a value of one Share of the Company’s common stock on the Effective Date. Therefore, you shall receive 7,875 Shares of the Company’s common stock on the Effective Date. Notwithstanding anything in the foregoing to the contrary, the Company shall vest an additional 5,448 of outstanding but unvested PSUs under the Company’s 2022 Omnibus Plan, for a value of one Share of the Company’s common stock on the Effective Date. Therefore, you shall receive an additional 5,448 Shares of the Company’s common stock on the Effective Date. Between the vesting of these RSUs and PSUs, you shall receive a total of 13,323 shares of the Company’s common stock on the Effective Date.

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D.PTO. You acknowledge and agree that the Company has already paid, consistent with its obligations in the event you sign this release, a payment for all unused paid time off that had accrued as of the Separation Date, in the amount of $28,707.22.

F.Health Benefits Continuation. Should you timely elect COBRA coverage before or following the Separation Date, the Company will pay COBRA premiums from the Separation Date through the earliest to occur of (a) August 28, 2025, (b) the date you become eligible for group health insurance through another employer’s plan or (c) the date you cease to be eligible for COBRA.

F.No Other Benefits. Other than as set forth in this Agreement, you expressly acknowledge and agree that you are not entitled to and will not receive any additional compensation, payments or benefits of any kind from the Released Parties (as that phrase is defined in Section 3 below) and that no representations or promises to the contrary have been made to you. For the avoidance of doubt, by signing this Agreement you agree and acknowledge that the benefits and payments described in this section satisfy and exceed any entitlement to any other benefit, payment or thing of value under any provision of your employment agreement with the Company.

3.General Release and Confidentiality. In consideration of the payments, rights, and benefits provided for in this Separation Agreement, you, on behalf of yourself and your heirs, legatees, personal representatives, and assigns, release and discharge Lifeway and all of its affiliated companies, owners, shareholders, parent companies, subsidiaries, and each of their respective shareholders, members, officers, partners, directors, managers, representatives, employees, former employees, agents, attorneys, benefit plans, insurers, successors and assigns (collectively the “Released Parties”), from any and all claims, known and unknown, that you had or may have had against the Released Parties as of the Effective Date (as defined in Paragraph 11) of this Separation Agreement. This release is intended to be as comprehensive as can be conceived and the law will allow, and includes but is not limited to claims of any type related to or arising out of your employment with Lifeway, including without limitation claims pursuant to Title VII of the Civil Rights Act of 1964 (Title VII), the Americans with Disabilities Act (ADA), the Family and Medical Leave Act (FMLA), the Fair Labor Standards Act (FLSA), the Equal Pay Act, the Employee Retirement Income Security Act (ERISA) (regarding unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Worker Adjustment and Retraining Notification (WARN) Act, the National Labor Relations Act (NLRA), the Age Discrimination in Employment Act (ADEA), the Uniform Services Employment and Reemployment Rights Act (USERRA), the Genetic Information Nondiscrimination Act (GINA), the Immigration Reform and Control Act (IRCA), the Illinois Human Rights Act (IHRA), the Right to Privacy in the Workplace Act, the Illinois Occupational Safety and Health Act, the Illinois Worker Adjustment and Retraining Notification Act, the Illinois One Day Rest in Seven Act, the Illinois Union Employee Health and Benefits Protection Act, the Illinois Employment Contract Act, the Illinois Labor Dispute Act, the Victims' Economic Security and Safety Act, the Illinois Whistleblower Act, the Illinois Equal Pay Act, as well as any claims under local statutes and ordinances that may be legally waived and released, Cook County Human Rights Ordinance, Chicago Human Rights Ordinance, Illinois Constitution, all including any amendments and their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released, including any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation, and severance that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner. You will keep the fact and terms of this Agreement in strict confidence, and will not discuss or disclose these matters with or to any third person other than your spouse, attorneys and tax or financial advisors, except as required by law. Lifeway shall keep the fact and terms of this Agreement in strict confidence, and will not discuss or disclose these matters with any third person, except as required by law. Nothing in this agreement shall be construed to prohibit you or the Company from reporting conduct to, providing truthful information to, or participating in any investigation or proceeding conducted by any federal or state government agency or self-regulatory organization.

4. 401(k). Any and all amounts that have at any time been paid into Lifeway’s Retirement/Investment 401(k) Plan by you, or are otherwise vested to you under the terms of the Plan, will be maintained by the Plan or disbursed to you upon request, pursuant to the terms of the Plan.

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5.Tax/Responsibility. You agree that you are solely responsible for your portion of any and all federal, state or local taxes that are due as a result of payments provided to you under this Agreement. You acknowledge and agree that Lifeway makes no representations or warranties about the tax consequences of any monies paid pursuant to this Agreement.

6.Confidential Information. By accepting this Agreement, you recognize that Lifeway has a protectable interest in its Confidential Information and agree that if you ever disclose or use this Confidential Information, this would cause Lifeway irreparable harm. You agree you will not disclose or disseminate to any person or entity or appropriate for your own use any of Lifeway’s Confidential Information, without Lifeway’s written authorization to do so. You agree that you have returned all of our property in your possession, including all Confidential Information, and that you will not retain copies or maintain access to any Confidential Information or other Lifeway property. “Confidential Information” means all information in any tangible or intangible form that relates directly or indirectly to Lifeway, its business, or any other person or entity that has entrusted information to us in confidence. It also includes, without limitation, all trade secrets as defined under applicable federal and state laws that protect trade secret and confidential information. Pursuant to 18 U.S.C § 1833(b)(1): “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

7.Non-Solicitation and Non-Interference. For twelve (12) months after your Separation Date, you agree that you will not directly or indirectly: (a) solicit or attempt to communicate with any of our current or prospective vendors, clients, or other contacts with whom you had any direct or indirect contact during the last 2 years you worked for us, if it is for the purpose of offering or promoting to them products competitive with those of the Company; and (b) solicit or attempt to induce any of our employees or contractors to violate any agreements they may have with us or to end or change their relationships with us; and (c) use our Confidential Information to do anything in this Paragraph. The Company expressly agrees that this Paragraph 7 entirely supersedes any non-solicitation covenant or obligations you may have with the Company in any other agreement with the Company, or any non-solicitation covenant or obligations you may have to the Released Parties in any agreement with any of the Released Parties. For the avoidance of doubt, the Company agrees that you are not bound by any non-solicitation covenant or obligations in Paragraph 7.D of the Employment Agreement and that this Paragraph supersedes and replaces the covenant and obligations contained in Paragraph 7.D of the Employment Agreement.

8.References. After the Effective Date of this Agreement, Lifeway will provide at your request any letters to prospective employers confirming your employment with Lifeway, the dates of your employment, and your job title. Lifeway will make no other comment except as provided herein.

9.Non-disparagement. You and the Company agree that you will not disparage or encourage or induce others to disparage one another, including the Released Parties. For the purpose of this Agreement, “disparage” includes, without limitation, comments or statements to any person or entity, including but not limited to the press and/or media, or any entity with whom you or the Released Parties have a business relationship, which would adversely affect in any manner (a) the conduct of your professional business or the business of any of the Released Parties or (b) your reputation or the reputation of the Released Parties. The foregoing does not apply to pleadings, allegations, or other statements made in connection with a claim which is not being released by this Agreement and Release or in connection with your response to compulsory legal process. The Company expressly agrees that this Paragraph 9 entirely supersedes any non-disparagement covenant or obligations you may have with the Company in any other agreement with the Company, or any non-disparagement covenant or obligations you may have to the Released Parties in any agreement with any of the Released Parties. For the avoidance of doubt, the Company agrees that you are not bound by any non-disparagement covenant or obligations in Paragraph 7.E of the Employment Agreement and that this Paragraph supersedes and replaces the covenant and obligations contained in Paragraph 7.E of the Employment Agreement.

10.Acknowledgments. In conformity with the requirements of the Older Workers Benefit Protection Act, you acknowledge: (i) that this Agreement is written in a manner calculated to be understood by you; (ii) that this Agreement represents your knowing and voluntary release of any and all claims that you might have, including, but not limited to, any claims arising under the Age Discrimination in Employment Act (“ADEA”); (iii) that you have not been asked to release nor have you released any claim under the ADEA that may arise after the date of this Agreement; (iv) that the consideration that you will receive in exchange for this Agreement is something of value to which you are not already entitled; (v) that you are hereby being advised to consult with an attorney before signing this Agreement; (vi) that you have twenty-one (21) days to consider and sign this Agreement; (vii) that you have seven (7) days after signing this Agreement to revoke your acceptance; (viii) and that the Agreement shall not take effect until those seven days have expired.

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11.Right to Rescind. To be effective, any rescission of this Separation Agreement by you must be in writing and delivered to Lifeway either by hand or by mail within the 7 calendar-day period described above. If delivered by mail, the rescission must be: (1) postmarked within the 7 calendar-day period; (2) properly addressed to the official of Lifeway that has signed this Agreement below; and (3) sent by certified mail, return receipt requested. This Agreement will not become effective if revoked by you during the 7 calendar-day period described above. If not so revoked, this Agreement will become effective on the 8th calendar day following the date you execute this Agreement (the “Effective Date”). You and Lifeway acknowledge and agree that this 7 calendar-day rescission period fully satisfies any and all revocation rights provided by applicable law.

12.Other Agreements. You agree that:

A.The restrictions in this Agreement are legitimate and do not keep you from earning a living, and that Lifeway may enforce these restrictions by, among other things, disclosing them to your future employers.

B.In addition to any other remedies or relief you or Lifeway may have, including money damages, the parties agree that both parties will be entitled to immediate injunctive relief from any actual or threatened violation of this Agreement, including a temporary restraining order, and that the filing party will not be required to post any bond as a condition for obtaining such relief. The Company agrees that this Paragraph 12.B supersedes and replaces the remedies contained in Paragraph 7.H of the Employment Agreement

C.The parties agree that the parties will exclusively enforce this Agreement in Illinois state or federal courts pursuant only to Illinois law, and the parties agree to both this exclusive venue and to personal jurisdiction in these courts. Your covenants and agreements in the Agreement do not change even if Lifeway waives parts of the Agreement or if a court finds that some of the restrictions in it cannot be enforced as written. You agree that this Agreement must be enforced to the maximum extent legally possible, even if it means a court must divide the restrictions in this Agreement as to time, geographical scope, and scope of activities restricted.

D.Except as articulated in this Agreement, nothing herein shall release any of your rights or obligations under the Employment Agreement that are intended survive the termination of your employment under that Employment Agreement, including without limitation your right to Indemnification pursuant to Paragraph 5 of the Employment Agreement and your cooperation obligations pursuant to Paragraph 6 of the Employment Agreement. Consistent with your Employment Agreement, the Company expressly agrees that you are not bound by any non-competition covenant or obligations to the Company contained in any agreement between you and Company, or any non-competition covenant or obligations to any of the Released Parties contained in any agreement between you and any of the Released Parties. For the avoidance of doubt, the Company agrees that you are not bound by any non-competition obligations in Paragraph 7.C of the Employment Agreement. As articulated above, this Agreement supersedes and replaces all of your covenants and obligations contained in Paragraphs 7.D, 7.E, and 7.H of the Employment Agreement. In addition, the Company agrees to waive your obligations in Paragraph 7.I of the Employment Agreement.

E.This Agreement may only be amended with a written document signed by both you and Lifeway.

F.If any provision of this Agreement is found by a court or arbitral authority of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, or enforceable only if modified, such finding shall not affect the validity of the remainder of this Agreement, which shall remain in full force and effect and continue to be binding on the parties.

G.Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

H.The Parties may execute this Agreement in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

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Your signature below indicates that you have read, understand, and voluntarily and freely accepted the terms of this Agreement. You acknowledge that no other promises or representations have been made to you to induce you to sign this Agreement.

Accepted and Agreed to By:

AMY FELDMAN	LIFEWAY FOODS, INC.

/s/Amy Feldman	By: /s/ Elsa Burgos, V.P. Human Resources

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